Exhibit 99.1

Contacts:

Brian LeClair

MFIC Corporation
Tel. 617-969-5452

Sarah Cavanaugh

MacDougall Biomedical Communications
Tel. 781-235-3060
E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Completes New Core Management Team to

Drive Global Growth Strategy

—Appoints Chief Financial Officer and Vice President of Customer Success—

NEWTON, MA, June 4, 2008—MFIC Corporation (OTCBB: MFIC) today announced the appointment of Brian E. LeClair, C.P.A. as Chief Financial Officer and Mary Anne North as Vice President of Customer Success. Earlier this year, the Company announced the appointment of William J. Conroy as Vice President of Operations and Engineering and the appointments of William Kober, Xavier Leroy and Kent Chu as Vice Presidents of Sales for, respectively, North and South America; Europe, the Middle East and Africa; and Asia-Pacific. All parties report directly to Michael C. Ferrara, Chief Executive Officer. In addition, the Company announced the departure of Jack Swig from his position of Vice President Corporate Development and General Counsel, effective June 30, 2008. Mr. Swig will remain available to assist MFIC on a consulting basis.

“With the addition of Brian and Mary Anne, MFIC has built the core management team needed to help our customers succeed and drive the Company’s global growth strategy,” said Michael C. Ferrara. “This team shares my passion to win and my belief in the significant untapped opportunity at MFIC. With their proven expertise across a broad range of functions, including strategic planning, marketing, global sales and distribution, customer service, quality control, product development and financial planning, this team is well equipped to lead MFIC to long-term sustainable growth.

“I would also like to thank Jack Swig for his fifteen years of service to MFIC. His contributions to the organization in a number of areas have been very valuable and we wish him well in his future endeavors,” concluded Mr. Ferrara.

“Mike Ferrara’s strengths, plans and initiatives, along with the capabilities of the new senior management team, give me great confidence in the future of MFIC and its ability to become a global leader in its field,” said Jack Swig.

Brian LeClair will serve as an officer of the Company and lead MFIC’s financial accounting, reporting, planning, budgeting, capital formation, contract oversight activities and IT function. Mr. LeClair will also work closely with Mr. Ferrara on investor relations activities. Dennis Riordan will continue in his role as Controller and report to Mr. LeClair.

Mr. LeClair brings more than 25 years of global senior financial executive experience for large-cap, mid-cap and small-cap companies to MFIC. Most recently, he served as CFO and CEO for SOFTPRO Group, a leading vendor providing solutions for the banking financial services industries. Mr. LeClair also has held financial executive level positions or served as a consultant for a number of companies in the software and manufacturing industry including, but not limited to, Aspen Technology, RadView Software, Ltd., Infosis Corp., and COMPAQ/MICROCOM. Mr. LeClair received in B.S. in accounting from Northeastern University and is a certified public accountant.

In a newly-created role, Mary Anne North will lead MFIC’s product management, marketing and customer service departments to ensure the success of MFIC’s customers across their entire experience with the Company. Ms. North’s responsibilities include integrating market and product strategy around customer needs and leading all aspects of customer service, including managing MFIC’s product and parts service business units.

Ms. North brings to MFIC more than 25 years of global senior executive experience with customer relationship management, product management, corporate and product marketing, sales and business development, corporate strategy and general management. Most recently, she served as President of Polaris Management, Inc., a management consulting firm that has collaborated with CEOs and their teams at more than 30 companies nationwide to accelerate growth and improve valuation. Ms. North also has held executive level positions at SolidWorks Corporation, ServiceLane, International Data Group (IDG), Desktop Data, Inc., Digital Equipment Corporation and the Chase Manhattan Bank. Ms. North has an M.B.A. from Harvard Business School and a B.A. from Stanford University.

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its more than 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to our plan to achieve, maintain and/or increase growth in revenue and/or market share, to achieve, maintain, and/or increase operating profitability, and/or to achieve, maintain, and/or increase net operating profitability.  Such statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by us to differ materially from those described in the forward-looking statements.  We caution investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to, the following risks and uncertainties: (i) whether the performance advantages of our Microfluidizer materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the timing of orders will significantly affect quarter to quarter revenues and resulting net income results for a particular quarter, which may cause increased volatility in our stock price, (iii) whether we will have access to sufficient working capital through continued and improving cash flow from sales and ongoing borrowing availability, the latter being subject to our ability to maintain compliance with the covenants and terms of our loan agreement with our senior lender, (iv) whether our Microfluidics Reaction Technology will be adopted by customers as a means of producing innovative materials in large quantities, (v) whether we are able to deploy prototype Microfluidics Reaction Technology systems for nanoparticle production and then manufacture and introduce commercial production Microfluidics Reaction Technology equipment, and (vi) whether we will achieve a greater proportion of our sales in the future through the sale of advanced processor production systems.